AMENDMENT TO

SUB-ADVISORY AGREEMENT

FRANKLIN TEMPLETON ETF TRUST

On behalf of

FRANKLIN INTERNATIONAL AGGREGATE BOND ETF

This Amendment, effective as of February 28, 2026, is to the Sub-Advisory Agreement (the “Agreement”) effective as of March 1, 2019, by and between FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED, incorporated under the laws of England (“FTIML”), and FRANKLIN ADVISERS, INC., a California corporation (“FAV”).

WITNESSETH:

WHEREAS, FTIML has retained FAV to furnish certain investment advisory services to Franklin International Aggregate Bond ETF, a series of Franklin Templeton ETF Trust (the “Trust”), as set forth in the Agreement;

WHEREAS, both FTIML and FAV wish to amend Paragraph 3.(a) of the Agreement; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust, approved the following amendment at a meeting called for such purpose on February 26, 2026.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that Paragraph 3.(a) of the Agreement is removed and replaced with the following:

3.(a) FTIML shall pay to FAV a monthly fee in U.S. dollars equal to 67% of the net investment advisory fee payable by the Fund to FTIML (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by FAV during the preceding month.

For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to FTIML shall equal (i) 96% of an amount equal to the total investment management fees payable to FTIML, minus any Fund fees and/or expenses waived or reimbursed by FTIML, minus (ii) any fees payable by FTIML to Franklin Templeton Services, LLC for fund administrative services.

The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FTIML relating to the previous month.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of March 3, 2026.

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By: /s/ Nathan James Douglas

Name: Nathan James Douglas

Title: Compliance Officer

FRANKLIN ADVISERS, INC.

By: /s/ Thomas C. Merchant

Name: Thomas C. Merchant

Title: Chief Legal Officer